Exhibit 10.14

REAL PROPERTY LEASE

PARTIES:

STERLING PACIFIC, a partnership (Lessor)

COUNTRY COACH, INC., an Oregon corporation (Tenant)

AGREEMENTS:

1.                                       PREMISES:  Lessor hereby leases to Tenant approximately 2,200 square feet of offices and 24,600 square feet of industrial building commonly known as 29417 Airport Road, Eugene, Oregon. The area leased as described in the preceding sentence is referred to herein as the “Leased Premises.

2.                                       TERM.  This lease shall run for a period of One (1) year commencing on November 3, 2003, and terminating at 12 midnight on November 2, 2004. In addition, Tenant shall have the option to renew the term for four additional one year periods as hereinafter provided.

3.                                       RENT.  Tenant shall pay as monthly rent for the first year term of this lease NINE THOUSAND DOLLARS ($9,000.00) per month. Rent payment shall be due on the first day of each month, in advance, except for the first and last month which shall be prorated. In the event rent is not paid by the tenth (10th) day of the month, a late fee of five (5%) percent of the monthly Rent amount shall be added to, and due with, the monthly rent payment. Rent shall be adjusted as set forth below. The rent shall be paid to Lessor at the address hereinafter provided (see paragraph 30) for giving notice to Lessor, or at such other place or to such other person as Lessor may designate in writing. Rent for the renewal option shall be as subject to adjustment as set forth herein.

The monthly rent shall be adjusted on the first day of each successive renewal year after the initial term of this lease to reflect changes in the cost of living with an annual cap of three percent (3%). The adjustment shall be made by multiplying the rent in effect immediately preceding the adjustment by a fraction wherein the Index at the adjustment date is the numerator and the Index at the date the rent in effect was established (which date is the first day of the initial term or the adjustment made during the initial term and which date is the first day of the renewal term for the adjustments made during the renewal term) is the denominator. “Index” as used herein as defined as the United States Department of Labor, Consumer Price Index U.S. City Average (CPI-U) (1982-84 -100 for All Urban Consumers).

An example of the operation of this provision is as follows:

If this lease commences on November 1, 2003, and the Index at that date is 180; and the Index as of November, 2004 is 184; then the rent will be established by the following formula:

$9,000 x 184/180 = $9,200. The rent for the period from November 1, 2004 to November 1, 2005 shall be the amount of $9,200 per month.

If the Index information is not available at the date of any adjustment to be made hereunder, the adjustment shall be made as soon as such information is available, retroactive to the effective date, and any adjustment in the rent shall be paid by Tenant to Lessor forthwith upon the furnishing of such information from Lessor to Tenant. In the event the Index becomes unavailable for any reason, the adjustment provided herein shall be based upon the most comparable index then available from the United States Department of Labor.

Notwithstanding any other provision contained herein, in no event shall the monthly rent be reduced below the amount of NINE THOUSAND DOLLARS ($9,000.00).

All taxes, insurance costs, utility charges, and any other amounts that. Tenant is required by lease to pay or reimburse to Lessor or third parties shall be deemed additional rent.

4.                                       PURPOSE.  Tenant shall use and occupy the office portion of the Lease Premises for office purposes. Tenant shall use the warehouse portion of the Leased Premises for Tenant’s conversion of buses to motor homes. Tenant may not use the Leased Premises for any other purpose without Lessor’s prior written consent, in Lessor’s sole discretion. Tenant acknowledges that Lessor has a significant interest in the activities conducted upon the Leased Premises and that the granting or withholding of consent by Lessor to any other use of the Leased Premises is solely within the Lessor’s discretion. The Lessor has agreed to lease the Leased Premises to Tenant only with Tenant’s assurances that the Leased Premises would be returned in good condition and would not be damaged or marred by Tenant’s business activities. Tenant shall in particular protect the Leased Premises against paint and overspray and shall not attach any trade fixtures to the structure, such as attaching a crane to the roof, without Lessor’s prior written consent in Lessor’s sole discretion.

5.                                       LIMITATIONS ON USE.  Tenant will not use the Leased Premises in any manner which would deface or injure the Leased Premises or the real property upon which the Leased Premises is located. Tenant shall not permit any objectionable noise or odor to escape from or be omitted from the Leased Premises, or permit any use or activity upon the Leased Premises tending to create a nuisance. Tenant shall not impose floor loads upon any portion of the Leased Premises in excess of the floor loads, which may be established by Lessor with reference to reasonable engineering standards. Tenant shall refrain from any activity that would make it impossible to insure the Leased Premises against casualty.

Tenant shall not cause or permit any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released on or under the Leased Premises. Tenant may use or otherwise handle on the Leased Premises only those Hazardous Substances typically used or sold in the prudent and safe operation of the business specified in Paragraph 4. Tenant may store such Hazardous Substances on the Leased Premises only in quantities necessary to satisfy Tenant’s reasonably anticipated needs. Tenant shall comply with all Environmental Laws and exercise the highest degree of care in the use, handling, and storage of Hazardous Substances and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled, or stored on the Leased Premises. Upon the expiration or termination of this lease, Tenant shall remove all Hazardous Substances from the Leased Premises. The term Environmental Law shall mean any federal, state, or local statute regulation, or ordinance or any judicial or other governmental order pertaining to the protection of health, safety or the environment. The term Hazardous Substance shall mean any hazardous, toxic, infectious, or radioactive substance, waste, or material as defined or listed by an Environmental Law and shall include, without limitation, petroleum oil and its fractions.

6.                                       SIGNS.  Tenant may install one or more suitable signs upon the Leased Premises subject to the prior written approval of Lessor, which shall not be unreasonably withheld. Tenant shall be responsible for the expense of the installation of such signs, the repair and maintenance of such signs, and for removing the signs upon the expiration or termination of this lease and repairing any and all damage to the Leased Premises caused thereby. Tenant shall be responsible for ensuring that all signs comply with all applicable law.

7.                                       COMPLIANCE WITH LAW.  Tenant, at Tenant’s expense, shall promptly observe and comply with all present and future laws, orders, regulations, rules, ordinances and requirements of federal, state, county and city governments with respect to the use, care and control of the Leased Premises.

8.                                       REPRESENTATIONS.  Except as set forth in Paragraph 2, Tenant acknowledges that this lease is accepted and executed on the basis of Tenant’s own examination and personal knowledge of the value and condition of the Leased Premises; that no representation as to the value, condition or repair of the Leased Premises has been made by Lessor or any agent of Lessor; and that Tenant agrees to take the Leased Premises in the condition the Leased Premises are in at the time of the execution of this lease as documented in a walk through between Lessor and Tenant.

9.                                       ASSIGNMENT AND SUBLEASE.  The interest of Tenant under this lease may be assigned, wholly or partially, or all or any portion of the Leased Premises may be sublet, with the prior written consent of Lessor. The parties acknowledge that Lessor has a significant interest in the person or persons occupying the Leased Premises and that the granting or withholding of consent by Lessor to assignment or subleasing shall be solely within the Lessor’s discretion. No assignment or sublease, or consent thereto by Lessor, shall relieve Tenant, wholly or partially, from the obligations of Tenant to Lessor under this lease unless agreement is reached to the contrary.

10.                                 UTILITIES.  Lessor shall furnish no utilities or services, and Tenant shall arrange for, and pay for, all utilities and services used by Tenant upon the Leased Premises during the term of this lease, including, without limitation, gas, electricity, water, sewage service, telephone service and trash removal.

11.                                 ALTERATIONS AND IMPROVEMENTS.  Tenant will not make or cause to be made any alteration or improvements upon the Leased Premises, without the prior written consent of Lessor. All alterations or improvements to the Leased Premises shall be presumed to become an integral part of the Leased Premises, shall remain for the benefit of Lessor and shall not be removed unless otherwise expressly agreed in writing. The above restrictions shall not apply to movable furniture and trade fixtures installed by Tenant during the term of this lease. Upon the termination of this lease, such trade fixtures may be removed by Tenant upon the condition that Tenant repair, at Tenant’s expense, all damage to the Leased Premises resulting from such removal. The renewal of this lease or the extension of its term in any manner shall not affect the right of Tenant to remove trade fixtures as provided herein. Provided, that as set forth in Paragraph 5. above, Tenant may not affix or attach any trade fixture to the structure of the building without Lessor’s prior written consent, in Lessor’s discretion.

12.                                 REPAIRS AND MAINTENANCE.  Lessor shall, at Lessor’s expense, maintain the roof, gutters, exterior walls (including painting), bearing walls, structural members, floor slabs, foundation, exterior water, sewer, and other utility lines up to the point of entry to the buildings, water, sewer, and utility lines within the walls or underground that a damaged where damage is not due to Tenant’s negligence, and major repair or replacement of the HVAC equipment. Lessor’s obligation to repair shall arise only upon receipt of written notice from Tenant, and Lessor shall have a reasonable period of time after receipt of such notice to commence and complete such repairs.

Tenant’s responsibilities shall be maintenance of ceilings, floor coverings, interior walls, light fixtures, doors & windows, and plumbing & electrical outside the walls and above ground level, grounds, regular service of the HVAC equipment (excluding major repair or replacement), and any repairs due to the Tenant’s negligence, or negligence of customers for the Tenant. Except for repairs and maintenance which are the responsibility of Lessor under the provisions of this paragraph, Tenant shall, at Tenants expense, maintain the Leased Premises in good order and condition during the term of this lease. Specifically, Tenant shall be responsible for all repair or replacement in the same manner as a reasonably prudent owner, and repairs and replacements shall be made without regard to the expiration date of this lease provided Tenant is notified in writing by the Landlord within 90 days after expiration of the lease.

13.                                 RETURN OF PREMISES.  Upon the expiration of this lease, or its termination for any cause, Tenant will surrender the Leased Premises in good order and condition excepting damage resulting from fire, acts of God or other casualty not caused by the negligence or fault of Tenant. Specifically, Tenant shall fully restore, clean up and recondition the Leased Premises, including any paint or overspray, and shall restore the walls and floors to their condition at the execution of the original lease term as evidenced by the documentation of a walk through between Lessor and Tenant, excepting normal wear and tear.

14.                                 ACCESS BY LESSOR.  Lessor: and Lessor’s representatives and agents shall have free access to the Leased Premises at reasonable times for the purpose of examining or exhibiting the same or to make any repairs or alterations on the Leased Premises which the Lessor deems convenient for the maintenance or preservation thereof; provided that this paragraph shall not be deemed a modification of the repair and maintenance responsibilities provided for in this lease.

15.                                 LIENS AND ENCUMBRANCES.  Tenant shall keep the Leased Premises free and clear of any and all liens or encumbrances imposed or threatened to be imposed on the Leased Premises by reason of any contract, act or omission by Tenant.

16.                                 INJURY TO PROPERTY OR PERSON.  Tenant is responsible for the condition of the Leased Premises during the term of this lease and any damage or injury to property or person resulting from the condition of the components of the Leased Premises for which Tenant is responsible, or the activities of Tenant and subtenants of Tenant or person upon the Leased Premises with the express or implied consent of Tenant. Tenant shall indemnify and save Lessor harmless from any loss, damage, claim or demand arising out of such condition or activities. Lessor sha1l 1ike wise indemnify and save Tenant harmless from any loss, damage, claim or demand arising out of conditions or activities that are the responsibility of Lessor. Tenant shall obtain and maintain in full force and effect liability insurance in a combined single limit of not less than ONE MILLION DOLLARS ($1,000,000.00), indemnifying Tenant from any liability, claim or demand arising out of such condition or activities, and naming Lessor as an additional insured. Such insurance shall be written by an insurance company authorized to transact business within the state of Oregon, and shall provide that such insurance may not be canceled or terminated in any manner without not less than ten (10) days’ written notice to Lessor. A copy of such insurance policy or certificate evidencing such insurance coverage shall be furnished to Lessor upon written request to Tenant.

17.                                 DEFAULT BY TENANT.  In the event Tenant shall fail to pay any payment coming due hereunder from Tenant to Lessor within ten (10) days from the due date thereof, or in the event Tenant shall violate or fail to perform any other covenant, condition or provision of this lease within fifteen (15) days after written notice thereof is given to Tenant by Lessor, Lessor shall be entitled to the following remedies:

a. Without terminating this lease, Lessor shall be entitled to recover from Tenant any amounts due hereunder, or any damages arising out of the violation or failure of Tenant to perform any covenant, condition or provision of this lease.

b. Lessor may elect to terminate this lease and any and all interest and claim of Tenant by virtue of such lease, whether such interest or claim is existing or prospective, and to terminate all interest of Tenant in the Leased Premises. Such termination shall, at the election of Lessor, also terminate any sublease by Tenant, whether or not Lessor has theretofore consent to such sublease.

c. Lessor may elect to relet the Leased Premises.

The foregoing remedies shall be in addition to, and shall not exclude, any other remedy available to Lessor at law or in equity. The ten (10) day grace period for the payment of amounts coming due hereunder is in recognition of the ten (10) day grace period for the payment of rent provided by the statutes of the state of Oregon; and shall not be construed as an addition to, or an extension of, such grace period provided the statute. All remedies, to the extent they are not inconsistent with each other, shall be deemed cumulative. The election by Lessor of one remedy shall not prevent the subsequent election by Lessor of an inconsistent remedy unless Tenant has substantially changed Tenant’s position in reliance upon such prior election by Lessor.

In the event this Lease is terminated, all obligations and indebtedness of Tenant to Lessor arising out of this lease prior to the date of such termination shall survive such termination.

Upon such termination, or upon the election by Lessor to relet the Leased Premises, Lessor may reenter the Leased Premises and take possession thereof and remove any persons and property by legal action or by self-help with the use of reasonable force and without liability for damages, and Tenant shall indemnify and hold Lessor harmless from any claim or demand arising out of such reentry and removal of persons or property.

In the event Lessor reenters the Leased Premises upon termination, or for the purpose of reletting, Lessor shall make all reasonable good faith efforts to mitigate its damages and may relet all or some portion of the Leased Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this lease, upon any reasonable terms and conditions, including the granting of a period of rent-free occupancy or other rental concession, and Lessor may, but shall not be required to, relet the Leased Premises for any use or purpose other than specified in this lease, and Lessor shall not be required to relet to any tenant which Lessor may reasonably consider objectionable.

In the event of termination by Lessor, Lessor shall be entitled to recover immediately as damages, subject to reasonable good faith mitigation efforts, the total of the following amounts:

a. Any amount by which Tenant’s total obligations under this lease exceed the reasonable rental value of the Leased Premises as at the date of default, for the remaining term of the lease.

b. The reasonable costs of reentry and reletting, including, but not limited to, any expense of cleaning, repairing, altering, remodeling, refurbishing, removing Tenant’s property, or any other expense incurred in recovering possession of the Leased Premises or reletting the Leased Premises, including, but not limited to, attorney’s fees, court costs, broker’s commissions and advertising expense.

c. The loss of rent accruing until the date when a new tenant has been, or with the exercise of reasonable diligence could have been, obtained.

18.                                 DESTRUCTION OF PREMISES.  If the Leased Premises are destroyed or damaged by Act of God, by fire or by other casualty to the extent that Lessor determines, in Lessor’s sole discretion, that it is impractical or inadvisable to repair or reconstruct, then Lessor shall give Tenant written notice of such decision and this lease shall terminate as of the date of such damage or destruction. Lessor shall have a period of thirty (30) days following the damage or destruction within which to decide whether the repairs or reconstruction shall be made. If Lessor decides to repair or reconstruct, this lease shall continue in full force and effect, however, if the extent of the damage prevents, or will prevent, the Tenant from using the leased premises for its manufacturing operation for a period of 90 days from the date of the damage, then the Tenant shall have the option to terminate the lease immediately. If Lessor elects to repair or reconstruct, the repairs or reconstruction shall be commenced without undue delay and shall be diligently prosecuted to completion. In any event, Tenant shall be entitled to a reduction of the rent from the date of such damage or destruction until the repair or reconstruction is completed in an amount proportionate to the extent to which said damage or destruction and the making of repairs interferes with the occupancy by the Tenant of the Leased Premises.

19.                                 TAKING FOR PUBLIC USE.  If the Leased Premises, in whole or in part, are taken or condemned for public use (an agreed sale to a public or quasi-public corporation or utility after threat of condemnation constitutes a taking for public use), all compensation awarded upon such condemnation or taking shall be according to the working laws in effect in the state of Oregon at the time of the taking or condemnation.

20.                                 PROPERTY DAMAGE INSURANCE.  Lessee shall obtain and maintain in force a policy or policies of fire insurance on the Leased Premises and in such amounts sufficient to cover replacement value. Tenant shall, at Tenant’s expense, insure all personal property and fixtures of Tenant located upon the Leased Premises for their full insurable value.

21.                                 TAXES AND ASSESSMENTS.  Subject to the provisions contained in this paragraph relating to reimbursement, Lessor shall pay all real property taxes and assessments upon the Leased Premises. Tenant shall reimburse Lessor for the full amount of the real property taxes within 30 days after receipt of written notice from Lessor of payment of such taxes and assessments. Real property taxes and assessments for the first and last partial fiscal years of this lease shall be prorated between Lessor and Tenant as at the commencement date and as at the termination date of this lease.

Tenant shall pay all personal property taxes on personal property of Tenant located upon the Leased Premises. Tenant shall, upon written request of Lessor, reimburse Lessor for any portion of the real property taxes attributable to trade fixtures or other improvements attached to or constructed upon the Leased Premises by Tenant.

If a new charge or fee relating to the ownership or use of the Leased Premises or the receipt of rental therefrom or in lieu of real property taxes is assessed or imposed, then, to the extent permitted by law, Tenant shall pay such charge or fee. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied on the net income derived by Lessor from this lease.

22.                                 OPTION & NOTICE TO RENEW.  Provided that Tenant is not in default at the time of the giving of notice of the exercise of the option to renew, or at the commencement date of the renewed term, Tenant shall have an option to renew this lease for four (4) additional periods of one (1) year by giving written notice thereof to Lessor not less than ninety (90) days prior to the expiration date of the initial term, or current term, of this lease. Such renewed term(s) shall be upon the identical terms and conditions contained in this for the initial term except that the rent shall be at a rate established by the CPI formula previously stated.

23.                                 RIGHT OF REFUSAL.  If, during any term of this lease Lessor is prepared to accept a bona fide offer to purchase the building and the real property of which the Leased Premises are a part, Lessor shall give written notice to Tenant of the terms of such purchase offer and Tenant shall have a period of seven days from the date of receipt of such notice within which to elect to purchase on the identical terms and conditions of such offer, by giving written notice of such elections to Lessor. In the event Tenant fails to give such timely written notice of such election to purchase, Lessor may sell the building and real property, upon terms not more favorable to the purchaser than contained in such notice.

24.                                 MORTGAGE PRIORITY.  This lease is and shall be prior to any mortgage or deed of trust (“Encumbrance”) recorded prior to or after the date of this lease and affecting the Leased Premises. However, if any lender holding an Encumbrance recorded after the date of this lease requires that this lease be subordinate to the Encumbrance, then Tenant agrees that the lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that as long as Tenant performs Tenant’s obligations under this lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant’s rights under this lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of the Encumbrance to accomplish the purposes of this paragraph. If the Leased Premises are sold as a result of foreclosure of any Encumbrances thereon, or otherwise transferred by Lessor or any successor, Tenant shall attorn to the purchaser or transferee.

25.                                 ESTOPPEL CERTIFICATE.  Tenant shall, at any time and from time to time, upon not less than ten (10) days’ prior written notice from Lessor, execute, acknowledge, and deliver to Lessor a statement in writing certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that this lease is in full force and effect as modified and stating the modifications), stating the dates to which the rent and other charges hereunder have been paid by Tenant, stating whether or not Lessor is in default in the performance of any covenant, agreement or condition contained in this lease and, if so, specifying each default, and stating the address to which notices to Tenant shall be sent.

26.                                 LATE CHARGE.  If any payment coming due from Tenant to Lessor is not received by Lessor within ten (10) days from the due date thereof, Tenant shall pay to Lessor a late charge equal to five percent (5%) of the payment coming due, but in no event shall such late charge exceed any maximum charge now or hereafter established by law. Lessor’s right to collect any late charge shall be in addition to any other rights or remedies available to Lessor hereunder or at law or in equity.

27.                                 CONDITIONS.  If Tenant makes an assignment for the benefit of Tenant’s creditors of all or any portion of the assets of Tenant; or if Tenant proposes or consents to a composition with unsecured creditors of Tenant; or if any interest of Tenant hereunder is levied upon by legal process for the enforcement of any debt of Tenant, individually or jointly; or if Tenant becomes insolvent; Lessor shall have the right to terminate this lease by giving written notice of termination to Tenant. Specifically, the time periods for curing defaults provided in the paragraph of this lease relating to default shall not be applicable to the provisions of this paragraph.

28.                                 HOLDING OVER.  If Tenant shall hold over after the expiration of the term of this lease, or an extended terms, such holding over shall be deemed to create a tenancy at will which may be terminated after first providing 60-day prior written notice by either party.

29.                                 WAIVER OF SUBROGATION RIGHTS.  Each of the parties releases the other, and the agents, employees and successors of such other party, from all claims, demands and liabilities arising from unintentional acts or omissions of the other party which result in loss for which the party sustaining such loss is indemnified under a policy or policies of insurance.

30.                                 NOTICES.  Any notices required or permitted to be given under the terms of this lease, or by law, shall be in writing and may be given by personal delivery or certified mail, directed to the parties at the following addresses, or such other address as any party may designate in writing prior to the time of the giving of such notice, or in any other manner authorized by law:

LESSOR: Sterling Pacific
Richard A. Ramberg
15 Carrera Court
Rancho Mirage, CA 92270

TENANT: Country Coach, Inc.
29417 Airport Road Eugene, OR 97402

Any notice given shall be effective when actually received, or if given by certified mail, then forty-eight (48) hours after the deposit of such notice in the United States mail with postage prepaid.

31.                                 BINDING EFFECT.  All of the covenants, agreements, conditions and terms contained in this lease shall be binding upon, apply and inure to the benefit of the successors and assigns of the respective parties hereto, and all said covenants shall be construed as covenants running with the land. However, nothing in this paragraph shall be construed as modifying in any way any restrictions on assignment and sublease provided in this lease.

32.                                 WAIVER.  No waiver of any right arising out of a breach of any covenant, term or condition of this lease shall be a waiver of any right arising out of any other or subsequent breach of the same or any other covenant, term or condition or a waiver of the covenant, term or condition itself.

33.                                 INTEGRATION.  This lease constitutes a final and complete statement of the agreement between the parties, and full supersedes all prior agreements or negotiations, written or oral.

34.                                 LEGAL PROCEEDINGS.  If any legal proceeding is commenced for the purpose of interpreting or enforcing any provision of this lease, the prevailing party in such proceeding shall be entitled to recover a reasonable attorney’s fee in such proceeding, or any appeal thereof in addition to the costs and disbursements allowed by law.

35.                                 COUNSEL.  Each of the parties hereto acknowledges that each party has been represented by counsel in connection with the preparation and execution of this lease and that each party has thoroughly reviewed this lease with that party’s counsel. The rule of construction that a written agreement is construed against the party preparing or drafting such agreement shall specifically not be applicable to the interpretation of this lease.

36.                                 WARRANTY OF AUTHORITY.  The person or persons executing and delivering this lease on behalf of Lessor and Tenant represent and warrant that each of them is duly authorized to do so and that the execution and delivery of this lease are the lawful and voluntary act of the party on whose behalf that person purports to act.

DATED: 11-6-03 2003.	STERLING PACIFIC
	By:	/s/Richard A. Ramberg
Partner

COUNTRY COACH, INC
	By:	/s/ Jay L. Howard
President

COUNTRY COACH, INC
	By:	/s/ Mark D. Andersen
Secretary

LEASE EXTENSION

PARTIES:	RICHARD A. RAMBERG (Lessor)
COUNTRY COACH, INC. an Oregon corporation (Tenant)

RECITALS:

A.  The parties entered into a Real Property lease dated November 3, 2003 covering the premises commonly known as 29417 Airport Road, Eugene, Lane County, Oregon. (The lease)

B.  The parties desire to extend the term of the Lease upon the terms and conditions contained herein.

AGREEMENTS:

1.  The term of the Lease is extended one year to and including November 2, 2005.

2.  The monthly rent shall be adjusted on the first day of November 2004 to reflect changes in the cost of living for the prior 12 months with an annual cap of three percent (3%) per the terms of the lease.

3.  As specified in paragraph #3 of the lease, if the Index information is not available at the date of the adjustment, the adjustment shall be made as soon as such information is available, retroactive to the effective date and any adjustment shall be paid by Tenant to Lessor upon the furnishing of such information from Lessor to Tenant.

4.  Except as herein specifically modified, the Lease shall remain in full force and effect in accordance with its remaining terms.

LEESOR:
By:	/s/ Richard A. Ramberg
Partner

Date: 9-28-2004

TENANT: Country Coach, Inc.

By:	/s/ Jay L. Howard
President

Date: 10-20-04